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FOR IMMEDIATE RELEASE                        Contacts: For PageNet:  Kirk Brewer
                                                                    972-801-8174


                                                            For Arch: Bob Lougee
                                                                    508-870-6771



                  PAGENET WINS APPROVAL OF DISCLOSURE STATEMENT
             PAGENET TO PROCEED WITH SOLICITATION OF CREDITORS' VOTE
          WITH BACKING OF PLAN AND ARCH MERGER BY CREDITOR'S COMMITTEE
        HEARING DATE FOR CONFIRMATION OF PAGENET PLAN SET FOR OCTOBER 26

         DALLAS, TX, and WESTBOROUGH, MA September 8, 2000 -- Paging Network, Inc. (OTC: PAGEQ) today announced that the U.S. Bankruptcy Court for the District of Delaware has approved PageNet's Disclosure Statement filed in connection with PageNet's plan of reorganization under Chapter 11, and scheduled a hearing on October 26 to confirm PageNet's plan of reorganization, which would permit a prompt emergence from bankruptcy and the consummation of PageNet's merger with Arch Communications Group, Inc. (Nasdaq: APGR). The Court also granted final approval of PageNet's $50-million debtor-in-possession financing facility.

         In addition, the Court dismissed without prejudice a motion by Metrocall to terminate PageNet's exclusive right to file a plan of reorganization, allowing PageNet to proceed with the solicitation of its stakeholders' votes to confirm the plan of reorganization and to consummate the Arch merger. PageNet said it expects to mail its Disclosure Statement and ballots to its stakeholders beginning late next week.

         At the hearing, representatives of PageNet's banks and bondholders expressed their firm support for PageNet's plan of reorganization and the Arch merger. In addition, in exchange for certain modifications to the plan, including a shift of 3.7 million shares of Arch stock from PageNet stockholders to PageNet bondholders, the court-appointed Official Committee of Unsecured Creditors (representing PageNet's bondholders and vendors) agreed to include with PageNet's Disclosure Statement a letter to all bondholders stating the Committee's unanimous recommendation that the bondholders vote to accept PageNet's plan. The Official Committee further stated that it "has advised Metrocall that the Committee will no longer, directly or indirectly, support [Metrocall's] efforts in the PageNet Chapter 11 proceedings


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PageNet Wins Approval of Disclosure Statement
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nor will it accept any further proposals from Metrocall or engage in any further negotiations with Metrocall."

         Under PageNet's modified plan of reorganization, PageNet's noteholders will receive approximately 84.9 million Arch shares and a 60.5-percent interest in Vast Solutions, and owners of PageNet common stock will receive 5.0 million shares of Arch and a 20.0-percent interest in Vast Solutions.

         Arch and PageNet announced their merger agreement last November. The merger, which will include an exchange of equity for PageNet's senior subordinated notes as well as the spin-off of PageNet's wireless solutions subsidiary, Vast Solutions, remains subject to approval by PageNet's secured and unsecured creditors, the bankruptcy court and Arch shareholders. A special meeting of Arch shareholders to vote on the merger has been set for October 5, 2000.

         PageNet is a leading provider of wireless messaging and information services in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and Canada. The company offers a full range of paging and advanced messaging services, including guaranteed-delivery messaging and two-way wireless e-mail. PageNet's wholly-owned subsidiary, Vast Solutions, develops integrated wireless solutions to increase productivity and improve performance for major corporations. Detailed information for PageNet services are available on the Internet at www.pagenet.com. Detailed information on Vast Solutions is available at www.vast.com.

         Arch Communications Group, Inc., Westborough, MA, is a leading U.S. two-way Internet messaging and wireless data company providing local, regional and nationwide wireless communications services to customers in all 50 states, the District of Columbia and in the Caribbean. Arch operates approximately 300 offices and company-owned stores across the country. Additional information on Arch is available on the Internet at www.arch.com.


         Arch Communications Group, Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 in connection with the debt exchange being undertaken in connection with the merger (File No. 333-93321) and has filed definitive proxy materials containing information about the merger. Investors and security holders are urged to read the registration statement and the definitive proxy materials carefully when they are available. The registration statement and the proxy


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PageNet Wins Approval of Disclosure Statement
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materials contain important information about Arch Communications Group, Inc.,
Paging Network, Inc., the merger and related matters. Investors and security holders are able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov.




In addition to the registration statement and the proxy materials, Arch Communications Group, Inc. and Paging Network, Inc. file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by them at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. These filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. You may also obtain for free each of these documents, when available, from Arch Communications Group, Inc. at (508) 870-6700 or write to:
Investor Relations Department, Arch Communications Group, Inc., 1800 West Park Drive, Suite 250, Westborough, MA 01581.

Arch Communications Group, Inc., its directors, executive officers and certain members of management and employees may be soliciting proxies from stockholders in favor of the adoption of the merger agreement. A description of any interests that Arch's directors and executive officers have in the merger will be available in the definitive proxy materials.
PR1500